Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 ______________________ LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

May 12, 2021

Banc of California,
3 MacArthur Place,
Santa Ana, CA 92707.

Ladies and Gentlemen:

We have acted as counsel to Banc of California, Inc., a Maryland corporation (“Parent”), in connection with the Merger, as defined and described in the Agreement and Plan of Merger, dated as of March 22, 2021 (the “Agreement”), by and among Parent and Pacific Mercantile Bancorp, a California corporation (the “Company”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission in connection with the Merger (including the proxy statement for holders of the Company Common Stock contained therein and as amended through the date hereof, the “Registration Statement”), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger and related transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Merger and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the statements and representations (which statements and representations we have neither investigated nor verified) made by Parent and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time without regard to any qualification as to knowledge, intention or belief, (iv) the Merger will qualify as a statutory merger under the Maryland General Corporation Law and the California General Corporation Law, and (v) Parent and the Company and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Banc of California	-2-

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Parent of any such change or inaccuracy that may occur or come to our attention.

We do not express any opinion herein concerning any law other than the U.S. federal income tax law.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement, and to the references to our firm name under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement.

Sincerely,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP